Exhibit 23.3

We consent to the incorporation by reference in the registration statement dated November 4, 2005, on Form S-3 of The Providence Service Corporation of our report dated August 16, 2005, related to our audit of the financial statements of Children’s Behavioral Health (consisting of the combined Behavioral Health Rehabilitation Services and Cambria Partial Hospitalization programs operated by Nulton Diagnostic & Treatment Center, PC) for the year ended December 31, 2004, which appears in the Form 8-K/A of The Providence Service Corporation.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this registration statement.

/s/ JOSEPH DECOSIMO AND COMPANY, PLLC

Chattanooga, Tennessee

November 4, 2005